UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]   Soliciting Material Pursuant to ss. 240.14a-12

 Temecula Valley Bancorp Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2007

Dear Shareholder:

I am pleased to invite you to the 2007 Annual Meeting of Shareholders of Temecula Valley Bancorp Inc. We will hold the meeting at 6:00 p.m. on Tuesday, May 22, 2007 at our main office located at 27710 Jefferson Avenue, Suite A100, Temecula, California.

This booklet contains the Notice of Annual Meeting and the Proxy Statement and is accompanied by a proxy card. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Temecula Valley Bancorp Inc. and its principal subsidiary, Temecula Valley Bank.

I hope that you can join us on the 22nd of May. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend. You may be eligible to vote electronically over the Internet or by telephone by following the instructions on the proxy card.

                        Sincerely,

                                            Stephen H. Wacknitz
                        President and Chief Executive Officer
                        Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2007

The 2007 Annual Meeting of Shareholders of Temecula Valley Bancorp Inc. will be held at 27710 Jefferson Avenue, Suite A100, Temecula, California at 6:00 p.m. on Tuesday, May 22, 2007 for the following purposes:

1.     To elect seven directors to serve on our Board of Directors until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified.
2.     To transact such other business as may properly come before the meeting or any adjournment or postponement.

You can vote if you are a shareholder of record of our common stock at the close of business on March 30, 2007.

You are urged to sign and return the enclosed proxy card as promptly as possible, whether or not you attend the meeting in person. The proxy is solicited by our Board of Directors. Any shareholder giving a proxy may revoke it prior to the time it is actually voted by filing a written revocation or duly executed proxy card bearing a later date with our Secretary, or by revoking all previously signed and filed proxies and attending the meeting and voting in person.

A list of shareholders entitled to vote at the meeting will be available for inspection at our executive offices. If you attend the meeting and your shares are held in the name of a broker or other nominee, you should bring a proxy from that firm confirming your ownership of shares as of the record date.

A copy of our annual report on Form 10-K is enclosed with this notice and proxy statement. Additional copies of any of these materials may be obtained, without charge, by contacting Donald A. Pitcher, our Chief Financial Officer and Secretary, 27710 Jefferson Avenue, Suite A100, Temecula, California 92590, (951) 694-9940.

                    By Order of the Board of Directors:

    Temecula, California                                    Donald A. Pitcher
    April 18, 2007                                        Secretary

i

TEMECULA VALLEY BANCORP INC.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2007

  INTRODUCTION

Our Board of Directors is soliciting proxies for this year's annual meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors set the close of business on March 30, 2007 as the record date for the annual meeting. Shareholders who were the record holders of Temecula Valley Bancorp Inc. common stock as of that date are entitled to vote at the meeting, with each share entitled to one vote. There were 10,613,659 shares of our common stock outstanding on March 30, 2007, held of record by approximately 449 registered shareholders.

Voting materials, which include this proxy statement, a proxy card and our annual report on Form 10-K, are being mailed to shareholders on or about April 18, 2007.

  QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you owned shares of our common stock as of the close of business on March 30, 2007. This proxy statement describes the issues on which we would like you to vote.

When you sign the proxy card, you appoint Dr. Robert P. Beck and Mr. George Cossolias as your representatives at the meeting. Dr. Beck and Mr. Cossolias, or their substitutes, will vote your shares at the annual meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2007 annual meeting. Certain directors, officers and employees of our company may solicit proxies by mail, facsimile or in person.

Our company will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, we reserve the right to hire special employees or paid solicitors to assist us in obtaining proxies if we believe it is necessary to secure a quorum.

What am I voting on?

At the annual meeting you will be asked to vote on the re-election of our existing seven directors to serve on our Board of Directors until the 2008 annual meeting of shareholders or until their successors have been duly qualified and elected.

Who is entitled to vote?

Only shareholders who were owners of record of our common stock as of the close of business on March 30, 2007 are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponements or adjournments of the annual meeting.

How many votes do I have?

Each share of common stock entitles the holder of record to one vote on any matter coming before the annual meeting. In voting for directors, however, shares may be voted cumulatively as described below.

How do I vote?

You may vote using any of the following methods:

By Mail. Be sure to complete, sign and date the proxy card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

By Telephone or on the Internet. You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is http://www.proxyvoting.com/tvb. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Pacific Time on May 21, 2007.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record. If you vote by telephone or on the Internet, you do not have to return your proxy card.

In Person at the Annual Meeting. All shareholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If your shares are held in the name of a broker or other nominee, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting by filing with our Secretary at our main office either a notice of revocation or another signed proxy card or ballot bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of Board of Directors?

Our Board of Directors recommends a vote FOR the election of all of the nominated directors listed in this proxy statement. If any other matters are considered at the meeting, Dr. Beck and Mr. Cossolias will vote as recommended by the Board of Directors. If the Board of Directors does not give a recommendation, Dr. Beck and Mr. Cossolias will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your proxy card or do not vote by telephone, on the Internet or in person at the annual meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may be able to vote your shares at this meeting on the election of directors.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding shares of common stock as of March 30, 2007 (a quorum) must be present at the annual meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has voted telephonically or on the Internet or has properly submitted a proxy card. As of March 30, 2007, the record date for the annual meeting, 10,613,659 shares of our common stock were outstanding and eligible to vote.

What vote is required to elect directors?

The seven director nominees who receive the highest number of FOR votes will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. However, any shares not voted FOR a particular nominee as a result of a direction to withhold (an abstention) or a broker non-vote will not affect the outcome of the vote.

Each shareholder may be entitled to exercise cumulative voting rights in connection with the election of directors. In such case, each shareholder would be entitled to as many votes as equals the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected, and such shareholder could cast all of such votes for a single nominee or could distribute them among two or more nominees. For example, if you own 10 shares of common stock of our company and seven directors are being elected, you have 70 votes - you can cast all of them for one nominee, or split them among two or more nominees if you so choose. No shareholder, however, shall be entitled to cumulate votes (that is, cast for any one or more nominees a number of votes greater than the number of shares of common stock of our company held by such shareholder) unless the name(s) of the nominee(s) has (have) been placed in nomination prior to the meeting in accordance with our bylaws and policy and a shareholder has given notice at the meeting prior to the voting of the intention to cumulate votes. Due to the fact that no nominations, other than those chosen by our Board, have been timely made, the election to cumulate votes will have no effect on the outcome of the vote for directors.

If any shareholder has properly given notice to cumulate votes, all shareholders may cumulate their votes for nominees, in which event votes represented by proxies delivered pursuant to this proxy statement may be cumulated, in the discretion of the proxy holders, in accordance with the recommendation of the Board of Directors. Discretionary authority to cumulate votes in that event is, therefore, solicited in this proxy statement. The person or persons holding the proxies solicited by our Board of Directors will exercise their cumulative voting rights, at their discretion, to vote the shares covered by the proxies they hold in such a way as to ensure the election of as many of the seven nominees of the Board of Directors as they deem possible. This discretion and authority of the proxy holders may be withheld by checking the box on the proxy card marked "WITHHOLD AUTHORITY FOR ALL NOMINEES." However, such an instruction will also deny the proxy holders the authority to vote for any or all of the nominees of the Board of Directors, even if cumulative voting is not called for at the annual meeting.

You may choose to withhold from the proxy holders the authority to vote for any of the individual candidates nominated by our Board of Directors by marking the appropriate box on the proxy card and filling in the circle next to the names of the disfavored candidates as they appear on the proxy card. In that event, the proxy holders will not cast any of your votes for candidates whose names have been indicated by filling in the circle, whether or not cumulative voting is called for at the annual meeting. However, the proxy holders will retain the authority to vote for the candidates nominated by the Board of Directors whose names have not been struck out or otherwise indicated as disfavored by filling in the circle and for any candidates who may be properly nominated at the annual meeting. If you wish to specify the manner in which your votes are allocated in the event of cumulative voting, you must appear and vote in person at the annual meeting. Ballots will be available at the annual meeting for shareholders who desire to vote in person.

When are shareholder proposals due?

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), proposals by our shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our 2008 annual meeting must be delivered to our Secretary at our principal offices no later than December 29, 2007. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in our proxy statement under the rules of the Securities and Exchange Commission ("SEC").

For nominations and all other proposals by our shareholders to be timely and proper, a shareholder's notice must be delivered to, or mailed and received at, our principal executive offices in accordance with the advance notice provisions and other requirements of our bylaws and applicable law. Our bylaws provide that proposals may be made by any shareholder who timely and completely complies with the notice procedures contained in our bylaws, was a shareholder of record at the time of giving notice and is entitled to vote at the meeting, so long as the proposal is a proper matter for shareholder action and the shareholder otherwise complies with the provisions of our bylaws and applicable law. However, shareholder nominations of persons for election to our Board of Directors at a special meeting may only be made if our Board of Directors has determined that directors are to be elected at the special meeting.

To be timely, a shareholder's notice regarding a proposal not intended for inclusion in our proxy materials must be delivered to our Secretary at our principal executive offices not later than, in the case of an annual meeting, the close of business on the 45th day before the first anniversary of the date on which we first mailed our proxy materials for the prior year's annual meeting of shareholders, which mailing date was April 28, 2006. However, if the date of the current year's meeting has changed more than 30 days from the date of the prior year's meeting, then in order for the shareholder's notice to be timely it must be delivered to our Secretary a reasonable time before we mail our proxy materials for the current year's meeting. For purposes of the preceding sentence, a "reasonable time" coincides with any adjusted deadline we publicly announce and in the case of a special meeting, the close of business on the seventh day following the day on which we first publicly announce the date of the special meeting.

Except as otherwise provided by law, if the chairperson of the meeting determines that a nomination or any business proposed to be brought before a meeting was not made or proposed in accordance with the procedures set forth in our bylaws and summarized above, the chairperson may prohibit the nomination or proposal from being presented at the meeting.

How can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. Final results will be published in our quarterly report on Form 10-Q for the second quarter of 2007, which we will file with the SEC. You may view and print the Form 10-Q through the SEC's electronic data system called EDGAR at www.sec.gov.

  BENEFICIAL OWNERSHIP

To our knowledge, one shareholder beneficially owned more than 5% of the outstanding shares of our common stock as of the record date. He is listed in the table below.

The following table shows, as of March 30, 2007, the amount of our common stock beneficially owned (unless otherwise indicated) by (a) each director/director nominee; (b) each of the "named executive officers" of our company and our bank named in the Summary Compensation Table below; (c) the one person known to us to be the beneficial owner of more than 5% of our common stock; and (d) all of our bank's directors and executive officers(1) as a group.

Except as otherwise noted, we believe that the beneficial owners of the shares listed in the following table, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Percentages are based on 10,613,659 shares of common stock outstanding as of March 30, 2007.

As used throughout the proxy statement, the term “executive officer,” except as otherwise noted, means our bank’s President/Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, Chief Credit Officer, Senior Loan Officer, Chief Financial Officer, Real Estate Manager, Director of Finance and SBA, East County Regional Manager, East County Manager, North County Regional Manager and former SBA National Sales Manager (to the extent applicable). An officer who does not participate in major policy-making functions or is not otherwise in charge of a principal business unit, division or function of our bank is not included in the definition of the term “executive officer.” There are other officers of our bank with an "executive" title that do not fall within this definition because they do not participate in major policy-making functions or are not otherwise in charge of a principal business unit, division or function of the bank.

Our "named executive officers" are Stephen H. Wacknitz, Donald A. Pitcher, William H. McGaughey, Thomas M. Shepherd and Robert R. Flores. However, Mr. Flores is no longer an executive officer.

The business or mailing address for each listed person is 27710 Jefferson Avenue, Suite A100, Temecula, CA 92590. For purposes of the table below, a person is deemed to be the “beneficial owner” of any shares that such person has the right to acquire within 60 days. Also, for purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
Name & Position	Common Shares Owned Beneficially	Percent of Class
Dr. Steven W. Aichle, Nominee/Director, Company/Bank	322,894 (1)	3.00%
Dr. Robert P. Beck, Nominee/Director, Company/Bank	213,391 (2)	2.01%
Neil M. Cleveland, Nominee/Director, Company/Bank	161,402 (3)	1.50%
George Cossolias, Nominee/Director, Company/Bank	40,600 (4)	0.38%
Robert R. Flores, Jr., former EVP/SBA National Sales Manager	9,012 (5)	0.08%
William McGaughey, SEVP/Dir. Finance & SBA, Bank	17,344 (6)	0.16%
Luther J. Mohr, Nominee/Director, Company/Bank	356,125 (7)	3.31%
Donald A. Pitcher, EVP/CFO, Bank: CFO, Company	86,666 (8)	0.81%
Thomas M. Shepherd, SEVP/Chief Credit Officer, Bank	67,839 (9)	0.64%
Stephen H. Wacknitz, Nominee/Director/Pres/CEO/COB, Bank/Company/5% Shareholder of Company	811,635 (10)	7.48%
Richard W. Wright, Nominee/Director, Company/Bank	197,366 (11)	1.84%

ALL DIRECTORS AND
EXECUTIVE OFFICERS (18 in number)	2,499,051	21.46%
                              _________________________________________
(1)	Includes 146,238 shares of common stock underlying stock options	(7)	Includes 155,000 shares of common stock underlying stock options
(2)	Includes 11,000 shares of common stock underlying stock options	(8)	Includes 21,666 shares of common stock underlying stock options
(3)	Includes 134,000 shares of common stock underlying stock options	(9)	Includes 66,666 shares of common stock underlying stock options
(4)	Includes 8,000 shares of common stock underlying stock options	(10)	Includes 231,157 shares of common stock underlying stock options
(5)	Includes 6,666 shares of common stock underlying stock options;	(11)	Includes 115,000 shares of common stock underlying stock options
	employment with our bank terminated January 12, 2007
(6)	Includes 14,998 shares of common stock underlying stock options

  PROPOSAL 1 - ELECTION OF DIRECTORS

Our bylaws provide that the number of directors to be elected by our shareholders will be at least five and not more than nine. Under our bylaws, our Board of Directors has authority to decide the exact number of directors to be elected within these limits. Our Board has fixed the number of directors to be elected at the annual meeting at seven and upon the recommendation of the Nominating Committee, has nominated the persons listed below for election as directors to serve until the 2008 annual meeting or until their successors are elected.

If one of the nominees refuses or becomes unable to serve, the Board of Directors may reduce the number of seats on the Board or designate a substitute nominee. If the Board of Directors designates a substitute, shares represented by proxy will be voted FOR the substitute nominee unless the proxy withholds authority to vote for all nominees listed. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
All of the below listed nominees are presently directors of our company and our bank.

Stephen H. Wacknitz
Chairman of the Board of Directors
Chief Executive Officer and President
Chairman - Executive Committee

Mr. Wacknitz, 67, has been the President, Chief Executive Officer and Chairman of our bank since 1996 and of our company since 2002. He was President/CEO at Fallbrook National Bank, Fallbrook, California from 1984 to 1995; Senior Vice President/Senior Senior Loan Officer from 1982 to 1984 at Rancho Vista National Bank, California; Vice President/Manager from 1977 to 1982 at Grossmont Bank, California. Mr. Wacknitz held various other banking positions beginning in 1962.

Steven W. Aichle
Director of our bank since 1996
Director of our company since 2002
Member - Audit, Executive, Executive Officer Compensation and Nominating Committees

Dr. Aichle, 63, has been a business and civic leader in the community and surrounding communities of our bank for the last 24 years. He founded Avocado Animal Hospital, Fallbrook, California in 1974 and continues as owner/veterinarian. Dr. Aichle is the Owner/Founder of Fallbrook Fine Art Gallery since 1985.

Robert P. Beck
Director of our bank since 1996
Director of our company since 2002
Chairman - Nominating Committee
Member - Audit and Executive Officer Compensation Committees

Dr. Beck, 62, opened practice in 1970 as the first dentist in Temecula, California. He has been involved in the Chamber of Commerce and civic affairs throughout his years in Temecula.

Neil M. Cleveland
Director of our bank since 1996
Director of our company since 2002
Chairman - Stock Option Committee
Member - Executive Committee

Mr. Cleveland, 55, is involved in the brokerage, development, management and consulting business relative to commercial and industrial real estate, principally in Southern California. He has been the co-owner of Rancho Land Associates since 1980.

George Cossolias
Director of our bank and company since 2004
Chairman - Audit Committee
Chairman - Executive Officer Compensation Committee
Member - Nominating Committee

Mr. Cossolias, 71, is a Certified Public Accountant with his own practice since 1964. He has been a member of American Institute of Certified Public Accountants since 1972, a member of the Society of California Accountants since 1985 and served as its president of local chapter and as lieutenant governor for Southern California district. Mr. Cossolias has expertise in taxation and estate/trust execution. Mr. Cossolias is a trustee of the following funds: Sycuan Funds, Wireless Fund and Blue Chip Investor Funds.

Luther J. Mohr
Director of our bank since 1996
Director of our company since 2002
Member - Executive Committee

Mr. Mohr, 71, is retired and was Chief Operating Officer of our bank from 1996 to 2005 and of our company from 2002 to 2005. He was Senior Vice President/Administrative Officer at Fallbrook National Bank, Fallbrook, California from 1990 to 1995. At various times, Mr. Mohr was Senior Vice President, Area Administrator, and Corporate Services Manager for Torrey Pines Bank, Solana Beach, California from 1981 to 1990. He was Vice President/Manager of the Fallbrook office 1977 to 1980 with Rancho Santa Fe Savings and Loan. Mr. Mohr has held various other banking positions beginning in 1956.

Richard W. Wright
Director of our bank since 1996
Director of our company since 2002
Member - Audit, Nominating, Executive Officer Compensation and Stock Option Committees

Mr. Wright, 78, has been a self-employed manager of real estate investments since 1994. From 1989 to 1994, he was an insurance inspector for P.E. McKinney, Inc., Reseda, California. From 1987 to 1989, Mr. Wright was an insurance agent with Glen-Fed Insurance; from 1986 to 1987, an insurance agent for Western Financial Savings Bank and Great American Wilshire Federal Savings and Loan; from 1964 to 1986, Vice President of Los Angeles Federal Savings and President of the Insurance Brokerage of Los Angeles Federal Savings.

EXECUTIVE OFFICERS

Our executive officers not listed as nominees above:

James W. Andrews
Executive Vice President/Real Estate Manager

Mr. Andrews, 57, has been Executive Vice President/Real Estate Manager of our bank since 2002. From 1996 to 2002, he was Executive Vice President/Chief Credit Officer of Business Bank of California, San Bernardino, California; he served as Executive Vice President/Chief Credit Officer at International Savings Bank from 1992 to 1995. Mr. Andrews held positions of Vice President/Assistant Portfolio Quality Manager, Senior Vice President/Chief Internal Asset Review Officer; and Executive Vice President/Chief Credit Officer at Great American Bank from 1987 to 1991. He held various other banking positions 1972 to 1987.

Frank Basirico
Senior Executive Vice President/Chief Administrative Officer

Mr. Basirico, 52, has been Senior Executive Vice President/Chief Administrative Officer (formerly EVP) of our bank since February 2006. From 1996 to 2006, he was Executive Vice President/Senior Loan Officer at Citizens Business Bank, Ontario, California and held the position of Credit Administrator from 1993 to 1996. Mr. Basirico has held various other banking positions beginning in 1978.

Thomas P. Ivory
Senior Executive Vice President/East County Regional Manager

Mr. Ivory, 53, has been Senior Executive Vice President/East County Regional Manager (formerly EVP) of our bank since January 2001. From 1992 to 2001, he was Senior Vice President/Regional Manager at Scripps Bank, El Cajon, California and, from 1983 to 1991, he was Senior Vice President at Grossmont Bank, El Cajon, California. Mr. Ivory has held various other banking positions beginning in 1974.

Timothy S. McDougal
Executive Vice President/East County Manager

Mr. McDougal, 46, has been Executive Vice President /East County Manager of our bank since July 2005 and served with our bank from March 2003 to July 2005 as Senior Vice President. He was Senior Vice President/Regional Manager at Rancho Santa Fe National Bank, Escondido, California from 1991 to 2003 and Senior Vice President/Manager at First National Bank, San Diego, California from 1983 to 1991. Mr. McDougal has held various other banking positions, including Vice President at Security Pacific Bank in San Diego County, California.

William H. McGaughey
Senior Executive Vice President/Director of Finance and SBA

Mr. McGaughey, 50, has been Senior Executive Vice President/Director of Finance and SBA (formerly EVP/COO) of our bank since November 2004. He has been Director of Western States BankCard Association since 2003 and was Senior Vice President/Secondary Marketing Manager, Bank of the West, Truckee, California from 1999 to 2004; Senior Vice President/Treasurer, Sierra West Bank, Truckee, California from 1994 to 1999; Executive Vice President/ Chief Financial Officer, Truckee River Bank, Truckee, California in 1994; and Executive Vice President/Chief Operating Officer, Truckee River Bank, Truckee, California from 1991 to 1994. Mr. McGaughey has held various other banking, auditing and CPA positions beginning in 1979.

Donald A. Pitcher
Executive Vice President/Chief Financial Officer/Secretary

Mr. Pitcher, 57, is Executive Vice President/Chief Financial Officer/Secretary (formerly SVP) of our bank since 1996 and Chief Financial Officer/Secretary of our company since 2002. He was Vice President/Controller and Acting Chief Financial Officer/Secretary, Fallbrook National Bank, Fallbrook, California from 1990 to 1996; and Vice President/Controller from 1988 to 1990 at Torrey Pines Bank, Solana Beach, California. Mr. Pitcher has held various other banking positions beginning in 1972.

Martin E. Plourd
Executive Vice President/Chief Operating Officer

Mr. Plourd, 48, has been Executive Vice President /Chief Operating Officer (formerly Community Banking Officer) of our bank since July 2005. Before July 2005, he was employed for 19 years with Valley Independent Bank, California, most recently as Executive Vice President/Community Banking beginning in 1997. Before Valley Independent Bank, Mr. Plourd was Assistant Vice President with First Interstate Bank and Assistant Manager with Security Pacific Bank.

Donald L. Schempp
Executive Vice President/North San Diego County Regional Manager

Mr. Schempp, 58, has been Executive Vice President/North San Diego County Regional Manager of our bank since January 2005. He was President/North County Community Banking, First National Bank, San Diego, California from 2002 to 2004. From 1990 to 2002, he was President/Chief Executive Officer of Capital Bank of North County, Carlsbad, California. From 1984 to 1990, Mr. Schempp was President of First National Bank of North County, Carlsbad, California; and Executive Vice President/Corporate Banking, Southwest Bank, Vista, California from 1974 to 1984. Mr. Schempp has held various other banking positions beginning in 1970.

Thomas M. Shepherd
Senior Executive Vice President/Chief Credit Officer

Mr. Shepherd, 52, has been Senior Executive Vice President/Chief Credit Officer (formerly Executive Vice President) of our bank since 1998. Other banking positions held by Mr. Shepherd include Senior Vice President-Branch Manager at California State Bank, Newport Beach, California from 1994 to 1998; Senior Vice President-Loan Administrator at Commerce Bank, Newport Beach, California from 1993 to 1994; Senior Vice President at Preferred Bank, Los Angeles, California from 1992 to 1993; and Corporate Senior Vice President at Metrobank, Torrance, California from 1984 to 1991.

Scott J. Word
Executive Vice President/Senior Loan Officer

Mr. Word, 52, has been Executive Vice President/Senior Loan Officer of our bank since 1996. Prior to our bank, Mr. Word was with North County Bank, Escondido, California as Senior Vice President/Riverside County Business Banking Manager from 1994 to 1996, Senior Vice President/Riverside County Regional Manager from 1992 to 1994, and Vice President/Manager from 1980 to 1992.

  STATEMENT ON CORPORATE GOVERNANCE

Our Boards of Directors approve our corporate governance disclosures in our proxy statement on an annual basis. These disclosures, in conjunction with our Articles of Incorporation, bylaws and various Board committee charters, codes and policies, form the framework for governance of our bank and our company. Each Board believes that corporate governance is an evolving process and periodically reviews and updates these components of corporate governance.

Our Board of Directors

The Boards of both our company and our bank oversees our business and monitors the performance of management. In accordance with corporate governance principles, our Boards do not involve themselves in day-to-day operations. Instead, they provide policy guidance on the business and affairs of our bank and our company. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer (who is also a company and bank Board member), other key executives and our principal advisors (legal counsel, outside auditors and other consultants), by reading regulatory and other reports as well as other materials that we send them and by participating in Board and committee meetings. Annually, the Board reviews our strategic plan, major long-term objectives and all of our policies, codes and charters. The role of the Board includes:

•	Monitoring overall corporate performance, the integrity of our financial controls and the effectiveness of our legal compliance programs;
•	Overseeing management;
•	Selecting, encouraging, advising and annually reviewing senior officer compensation;
•	Reviewing and adopting our long-term direction and approving specific objectives;
•	Ensuring that necessary resources and capital are available to pursue strategies and achieve objectives;
•	Developing with management broad strategies for enhancing shareholder value; and
•	Appointing committees as appropriate.

Director Independence

A majority of the directors of each of our bank and our company meet the independence standards set forth in the corporate governance listing standards of The NASDAQ Stock Market, Inc. ("NASDAQ"). The independent directors are Steven W. Aichle, Robert P. Beck, Neil M. Cleveland, George Cossolias and Richard W. Wright.

The following describes the types of transactions, relationships or arrangements, pursuant to which our bank either made or received payments that were considered by the Board under the NASDAQ independence standards in determining that the directors listed above are independent. The Board determined that none of these transactions, relationships or arrangements conflict with the interest of our company or our bank or would impair the relevant director's independence or judgment.

•	Compensation earned by Rancho Land Associates for real estate consulting services - Director Cleveland is a principal of this company.

The transaction, relationship or arrangement of the type listed above was entered into and payments were made by our bank in the ordinary course of business and on competitive terms. Aggregate direct and indirect compensation earned in 2006 was approximately $12,000.

Board Meetings; Board and Committee Meeting Attendance

The Board of Directors of our company and our bank met 13 times in person during 2006; our bank’s Board participated in telephone approvals, followed by ratification of such action at subsequent bank Board meetings on one occasion and no action by written consent was taken during 2006. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served of both our company and our bank.

Executive Sessions

The independent directors met twice during 2006 in executive sessions, without members of management present. The Executive Officer Compensation Committee met without the Chairman/CEO present when his compensation was considered.

Board Membership Criteria

Our Board members should have the highest professional and personal ethics and values, consistent with our core values. Members are selected based on their character, judgment and business experience, as well as their ability to add to our Boards' existing strengths. They should be able to provide insights and practical wisdom based on their experience and expertise; be committed to enhancing shareholder value; and have sufficient time to effectively carry out their duties. The minimum qualifications, qualities and skills that the Nominating Committee and our Board believe must be met for any director candidate (including those that may be recommended by the Nominating Committee and approved by the Board) are as follows: 1) community banking board experience or comparable experience; 2) an understanding of financial matters, including the capability of reading and understanding a financial statement; and 3) an ability to support us through expertise, business development or as otherwise determined.

Term of Office

Directors serve for a one-year term or until their successors are elected. Our Board members do not have term limits. Instead, we prefer to rely upon the evaluation procedures described herein as the primary method of ensuring that each director continues to act in a manner consistent with the best interests of our shareholders and our company.

Shareholder Communications to Our Board

Our Board has an informal process in place for our shareholders to communicate with directors. Any shareholder can communicate with one or more members of our Board of Directors by mailing or delivering any such communication as follows: Board of Directors, Temecula Valley Bancorp Inc., 27710 Jefferson Avenue, Suite A100, Temecula, California 92590. Any such communication will be reviewed by appropriate personnel and promptly forwarded to our Chairman and/or to the appropriate director. Communications that relate to our accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee.

Attendance at Shareholders Meetings

It is our policy to have all our Board members attend our shareholders meetings. All of our seven directors attended the 2006 annual meeting.

Committees

The Board has appointed a Nominating Committee, an Executive Committee, a Stock Option Committee, an Audit Committee and an Executive Officer Compensation Committee, among others. Pursuant to authority provided in the stock option plans of the company, the full Board and, for certain executive officers, the Executive Officer Compensation Committee performs, or participates in, the stock option tasks that the Stock Option Committee might otherwise perform.

Nominating Committee. The members of the Nominating Committee are Steven W. Aichle, Robert P. Beck (Chairman), George Cossolias and Richard W. Wright. All of the members meet the independence standards in accordance with the NASDAQ corporate governance listing standards. The Nominating Committee Charter is available on our website at the Investor Relations tab at www.temvalbank.com.  The Nominating Committee Charter, adopted by the Board upon the recommendation of the Nominating Committee, and in conjunction with our bylaws, provides that any nominee, whether suggested by one of our shareholders or by a member of our Board, will receive the same consideration so long as the recommending shareholders represent at least five percent of our outstanding voting securities, such securities have been held for at least one year prior to the time of such nomination and such nomination is made in accordance with the provisions of our bylaws. In the event a nomination is made by holders of less than five percent, holders that have held our stock for less than one year or it is not made in accordance with the requirements of our bylaws, the Board is under no obligation to consider the proposed candidate, but may do so in its sole discretion.

The Nominating Committee and the Board will consider candidates recommended by our shareholders as soon as practical after the recommendation is received, generally at the next scheduled Committee and Board meeting, upon a written submission of a list of the proposing shareholders showing ownership of at least five percent of our outstanding voting securities, an indication of the length of time the securities have been held by such shareholders and a determination of compliance with the requirements of our bylaws, as specified above under "When are shareholder proposals due?" The written submission must also include the name of the person to be considered along with background information about the person and a description of why the person's service on the Board would be beneficial to us and our shareholders. All written submissions shall be conveyed to us in the manner described above under "Shareholder Communications to Our Board." The Nominating Committee did not receive (by a date not later than the 120th calendar day before the date of our proxy statement released to our shareholders in connection with our 2006 annual meeting) a recommended nominee from any shareholder.

Other functions of the Nominating Committee include: reviewing and assessing annually the performance of the Nominating Committee and the adequacy of the Nominating Committee Charter and recommending any proposed changes to the Board for approval; overseeing the evaluation of the Board members; recommending the appropriate Committee structure, Committee assignments and any changes to such assignments; and making periodic recommendations for improving the effectiveness of the Board and annually discussing with the Board its effectiveness. There was one meeting of the Nominating Committee in 2006.

Executive Committee. The Executive Committee may exercise all of the authority of the Board of Directors during the intervals between meetings of our bank's or our company’s Board of Directors, except as otherwise required under law, the articles of incorporation or bylaws and as otherwise determined by the Board. Current members of the Executive Committee are: Steven W. Aichle, Neil M. Cleveland, Luther J. Mohr and Stephen H. Wacknitz (Chairman). There were no meetings of the Executive Committee in 2006.

Stock Option Committee.  The Stock Option Committee or the full Board can administer our stock option plans, according to the terms of the plans, including but not limited to, identification of stock option recipients and specification of stock option terms. The Stock Option Committee members are Neil M. Cleveland (Chairman) and Richard W. Wright. The Stock Option Committee did not meet in 2006. All matters that would normally come before that committee were performed by the full Board of Directors of our company except that when stock options are considered for our executive officers, our Executive Officer Compensation Committee makes recommendations to the full Board, and in the case of our Chief Executive Officer/President, he does not participate in any manner in the discussions and decisions relative to stock options that are considered for him.

Executive Officer Compensation Committee. Our bank's executive compensation program is administered by the Board of Directors' Executive Officer Compensation Committee, consisting entirely of independent directors, after consultation with our bank's chief executive officer. The committee's decisions are recommended to the full Board of the bank and are not final until approved by a majority of our bank's Board of Directors. The members of the committee are Directors Steven W. Aichle, Robert P. Beck, George Cossolias (Chairman) and Richard W. Wright. For a further discussion of the role of this committee see “COMPENSATION DISCUSSION AND ANALYSIS” beginning at page 15. There were eight meetings of the Executive Officer Compensation Committee in 2006. The charter is available on our website at the Investor Relations tab at www.temvalbank.com.

Audit Committee. The Audit Committee is composed of four members of our company's Board of Directors who meet the independence standards in accordance with the NASDAQ corporate governance listing standards and the rules and regulations of the SEC. The Audit Committee selects our independent registered public accounting firm and assists the Board in its oversight of the integrity of our financial statements. The Audit Committee oversees the performance of the independent registered public accounting firm in their conduct of the audit. The Audit Committee operates under a written charter recommended by the Audit Committee and adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter annually. The charter is available on our website at the Investor Relations tab at www.temvalbank.com.

Our Audit Committee members are: Steven W. Aichle, Robert P. Beck, George Cossolias (Chairman) and Richard W. Wright. Our Board of Directors has determined that George Cossolias qualifies as an "audit committee financial expert" as that term is used in the rules and regulations of the SEC and as required in accordance with the NASDAQ corporate governance listing requirements. There were 11 in person meetings and one telephonic meeting of the Audit Committee during 2006.

The Audit Committee meets with representatives of management, legal counsel and our independent registered public accounting firm to further its understanding of applicable laws, rules and regulations.

Report of the Audit Committee

The Audit Committee reports to and acts on behalf of our company's Board by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of our company. Our company's management is responsible for preparing the financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of our company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by our company's management and the independent auditors.

In this context, the Audit Committee and/or its Chairman has met and held discussions with management and the internal and independent auditors. Management represented to the Audit Committee that our company's consolidated financial statements as of and for the fiscal year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and its Chairman with the independent auditors.

The Audit Committee and/or the Audit Committee Chairman has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee and/or the Audit Committee Chairman and the independent auditors have discussed the auditors' independence from our company and our management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 30 of this proxy statement).

All of the non-audit services provided by the independent auditors, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. When approving the retention of the independent auditors for these non-audit services, the Audit Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

The Audit Committee or its Chairman also has discussed with our company's internal and independent auditors, with and without management present, their evaluations of our company's internal accounting controls and the overall quality of our company's financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee and/or the Audit Committee Chairman recommended to our company's Board, and our Board has approved, the inclusion of the audited financial statements in our company's annual report on Form 10-K for the fiscal year ended December 31, 2006, for filing with SEC. The Audit Committee also recommended to our Board, and our Board has approved the selection of our company's independent auditors.

Respectfully submitted by the members of the Audit Committee:

Steven W. Aichle	Robert P. Beck	George Cossolias	Richard W. Wright
(Chairman)

COMPENSATION DISCUSSION AND ANALYSIS

Our bank's executive compensation program is administered by the Board of Directors' Executive Officer Compensation Committee, consisting entirely of independent directors, after consultation with our bank's chief executive officer and other executives, as deemed appropriate. The committee's decisions are recommended to the full Board of our bank and are not final until approved by a majority of our bank's Board of Directors.

Executive Compensation Philosophy

Guiding Principles. Our compensation program is designed to enable us to attract, motivate and retain quality executive officers with a competitive and comprehensive compensation package. In the design and administration of the executive compensation program, our objectives are to:

•	link executive compensation rewards to increases in shareholder value, as measured by positive long-term operating results and a continued strengthening of our financial condition;
•	provide financial incentives for executive officers to ensure that we achieve long-term operating results and strategic objectives;
•	correlate as closely as possible executive officers' receipt of compensation with attainment of specific performance objectives;
•	maintain a competitive mix of total executive compensation benefits, with particular emphasis on awards related to increases in long-term shareholder value; and
•	facilitate stock ownership through the granting of stock options.

The Executive Officer Compensation Committee recommends to our bank's Board of Directors the base salary of each executive officer as well as the executives' award levels under the annual incentive plan. This committee is also responsible for making recommendations concerning option grants under the available stock option plans and reviewing all other executive benefits. The committee's recommendations about compensation for the performance of named executive officers take into account the views of our chief executive officer. The committee also takes into account the compensation policies and practices of other banks as well as published financial industry salary surveys, particularly the survey published by the California Department of Financial Institutions. Although the committee has not established a specific comparison group for determination of compensation, those listed in the salary surveys that share one or more common traits with us, such as asset size, geographic location and financial returns on assets and equity, generally are given more consideration.

Components of Executive Compensation

The executive compensation program consists of four primary components:

•	base salary
•	cash incentive bonuses under the incentive bonus pool and SBA programs
•
other executive compensation benefits and arrangements, such as stock option grants, nonqualified deferred compensation arrangements, salary continuation programs and change of control severance arrangements

•	benefits that are generally available to all employees, such as matching contributions under our 401(k) retirement plan and life insurance benefits under the bank's group-term life insurance plan.

We do not employ formulas to determine the relationship of one element of compensation to another, nor do we determine the amount of one form of compensation based on the amount of another form. For example, the number of stock options granted to an executive is not necessarily influenced by change of control benefits payable to the executive under an employment agreement. However, the Executive Officer Compensation Committee is able to take into account any factors it considers appropriate when the committee recommends the amount of an executive's salary, incentive compensation, option awards or other benefits. The committee's decisions are not ad hoc but they also are not constrained by rigid decision-making procedures or specific formulas or criteria, except in the case of compensation under plans or agreements that specify particular formulas or criteria, such as formulas under certain employment agreements.

Base Salary. Recommended annually by the Executive Officer Compensation Committee to our bank's full Board of Directors, an executive's base salary is a product of the committee's assessment of our financial performance and the executive's performance, but the various elements of financial and management performance are not weighted or assigned specific values. Base salary of the CEO is reviewed and recommended by the Executive Officer Compensation Committee for approval by our bank's Board, exclusive of the CEO, based upon the same criteria as other executive officers. For executives other than the CEO, the committee's assessment of the executive's performance is based in large part on the CEO's evaluation of the executive's performance, which evaluation includes an assessment of the executive's achievement of qualitative and quantitative personal and corporate goals. The committee's decision about an executive's salary also takes into account salary surveys for executives with comparable experience and responsibilities. Mr. Flores' employment with the bank terminated in January 2007. The base salary for Mr. Wacknitz places him in the 3rd quartile of 2006 CBA Salary Survey for banks of $1 billion to $10 billion in asset size. The base salaries of Messrs. Pitcher, McGaughey and Shepherd place them in the 2nd quartile of the same survey.

Cash Incentive Bonuses under Incentive Bonus Pool and SBA Programs. Under SEC rules, the annual cash incentive earned for 2006 is presented in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation." Approximately 10% of the pre tax, pre bonus net income of our holding company (the "bonus pool"), payable by our bank, is allocated to pay annual incentive bonuses to 21 officers and nine executive officers. The bonus paid to some officers is discretionary and for others, the amount is fixed in the employment agreement of the involved individual. The named executive officers (other than Mr. Flores, as discussed below) participate in the bonus pool as follows: For 2006, Mr. Wacknitz' cash bonus was set by his employment agreement at 5% of the pre tax, pre bonus net income of our company. At the request of Mr. Wacknitz, the amount for 2007 and each year thereafter is reduced to 4%. Pursuant to his employment agreement, Mr. McGaughey is entitled to receive the greater of $100,000 or 1.5% of the pre-tax net income of our company, payable from the bonus pool amount. The portion of the bonus pool to be paid to Messrs. Pitcher and Shepherd is discretionary based upon the factors discussed below. Allocations of the bonus pool for a particular year are based on objective and subjective performance criteria and upon set measurements within particular employment agreements. When allocating the bonus pool, the following are considered: the employees' position with and contributions to our bank; and how well the bank has performed relative to that individual's responsibilities. The amount of participation set by written agreement generally was established at the time an individual was hired by our bank and based upon market conditions at the time and a negotiated result in order to allow employment of the outstanding performers in the industry.

Officers and employees in the SBA department generally are compensated based upon production, as is generally the practice nationwide relative to SBA lending. In line with this practice, Mr. Flores did not participate in the bonus pool. The amount of his cash bonus was established in his employment agreement and provided for the payment of an incentive bonus equal to 20 basis points of the total original principal amount of originated 7a and 504 SBA loans ("SBA Loans") as well as construction, conventional and business & industry loans related to and made in conjunction with SBA Loans, if such loans were generated by and processed through our bank's SBA Department. The Flores incentive bonus was paid monthly based upon monthly originations.

Other Executive Compensation Benefits and Arrangements.

Options. Stock options granted under our 1996 Incentive and Nonqualified Stock Option Plan (Employees), 1997 Nonqualified Stock Option Plan (Directors) (the "Director Plan") and 2004 Stock Incentive Plan (collectively, the "plans") are a vital piece of our bank's total compensation package and are designed to give high value employees and executive officers a longer-term stake in our company, act as a long-term retention tool and align employee and shareholder interests. The plans provide for the grant of options to acquire common stock. Options granted under the plans (except the Director Plan) can be either incentive stock options (“ISOs”) or non-qualified stock options ("NQSOs"). Under the Director Plan, only NQSOs can be granted. ISOs may be granted to officers and employees and NQSOs may be granted to directors, officers and employees. An ISO is an option that satisfies the terms of Section 422 of the Internal Revenue Code of 1986. All other options granted under the plans are NQSOs.

The exercise price of ISOs must be no less than the fair market value of the shares on the date of grant (or 110% of fair market value in the case of any ISO grant to a holder of more than 10% of our common stock), and the exercise price of NQSOs must be no less than 85% of fair market value on the date of grant. However, due to the recent changes in accounting and tax laws applicable to options granted at an exercise price less than fair market value, we do not anticipate that any options will be granted at an exercise price less than fair market value on the date of grant. Under the two older plans, fair market value is the mean between the bid and ask price on the grant date and under the 2004 plan, the fair market price is the closing sales price on the grant date. Our stock ownership guidelines provide that any individual covered by our policy may not purchase, sell or enter into any market transactions with respect to our company's stock during any black-out period (the exercise of options is generally not covered by this prohibition). A black-out period usually applies from the eleventh business day of the last month of each fiscal quarter (March, June, September and December) up to and including two full trading days after the public release of our company's quarterly or annual financial results. In addition to the regularly scheduled black-out periods, special black-out periods apply to certain individuals when there exists material non-public information about our company (such as major acquisitions and divestitures). The regular Board meeting schedule is set approximately a year in advance with Board meetings held monthly and the Executive Officer Compensation Committee meetings, when required, generally held toward the end of the Board meetings of our bank. It is our policy not to grant options to executive officers during a period when the trading window is closed or during any special black-out period, as provided in our Trading Policy Statement and Compliance Procedures.

The Executive Officer Compensation Committee makes grants of stock options primarily to reward prior performance but also to retain executive officers and provide incentives for future exceptional performance. The size of the stock option grant generally increases with the level of position. In determining the amount, if any, of stock options granted to executive officers, the Executive Officer Compensation Committee generally considers one or more of several factors in recommending action to the full Board, including: (i) our company's financial and operating performance during the relevant period; (ii) achievement of non-financial goals; (iii) the executive officer's contribution to our company's success; (iv) the level of competition for executives with comparable skills and experience; (v) a review of compensation for comparable positions with comparator groups; and (vi) the total number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants.

We have filed the plans as exhibits to our periodic filings and they are available at www.sec.gov with all of our filings.

Retirement Benefits. We entered into individual salary continuation plan agreements ("SCP") and split dollar agreements with various members of our executive team, including the named executive officers, as indicated in the following table:

Name	Age on Record Date	SCP Retirement Age	SCP Benefit Per Year	SCP Estimated Duration	SCP Total Estimated Benefit	SCP Accrual 2006	December 31, 2006 SCP Net Accrual Balance	December 31, 2006 CSV* of BOLI	December 31, 2006 Death Benefit	Employee Split $ Benefit
R. Flores, Jr. (1)	53	65	100,000	15	1,500,000	35,498	67,043	1,640,507	3,870,098	992,467
W. McGaughey	50	65	100,000	15	1,500,000	22,743	44,249	1,460,470	3,757,515	992,467
D. Pitcher	57	65	80,000	15	1,200,000	47,220	179,895	879,071	1,840,796	793,794
T. Shepherd	52	65	80,000	15	1,200,000	22,455	83,771	1,019,375	2,476,624	793,794
S. Wacknitz (2)	67	65 70	125,000 175,000	20 20	2,500,000 3,500,000	83,582 295,483	1,380,806 (3) 799,412	10,374,308	16,388,825	3,511,449
L. Mohr	71	70	90,000	15	1,350,000	36,815	592,015 (4)	1,392,291	1,959,545	678,929
All 12 Participants (5)					19,500,000	653,717	3,324,211	24,036,291	49,079,058	12,911,822
        * Cash Surrender Value
        (1) Mr. Flores' termination of employment occurred before his SCP was vested.
        (2) In December 2006, our Board approved an additional $200,000 per year for life (20 years) SCP starting at age 70. The SCP accrual will begin in January 2007. The related BOLI of approximately $3 million will have an initial death benefit of $2,337,978 for Mr. Wacknitz and will fund in 2007.
        (3) Net of payments of $125,000 in 2005 and $125,000 in 2006.
        (4) Mr. Mohr retired May 1, 2005 but remained at the bank and our company as Director. Net of payments of $60,000 in 2005 and $90,000 in 2006.
        (5) Includes two ex-executives of our bank and one executive that has a deferred compensation plan but no SCP.

The agreements are intended to provide supplemental retirement income benefits. The SCP accrual expense is offset by earnings on executive bank owned life insurance (“BOLI”). The BOLI has a death benefit on the insured executive. This death benefit provides split dollar life insurance for the beneficiary of the insured, key man insurance for the bank and payoff of the cash surrender value of the BOLI.

Benefits under a SCP are contingent upon a multitude of factors including the vesting schedule, the reason for termination (retirement as opposed to a change of control, for example) and the timing of the event giving rise to the payment, which can be, in some instances, a one time lump sum payment at present value or payments over a period of years.

Split dollar agreements provide that the officer and our bank split a death benefit of the single premium BOLI. The death benefit for Mr. Wacknitz is the maximum accrued SCP balance according to a vesting schedule. For our other executives, the split dollar value is maximum accrued balance while employed and the net present value of the benefit after retirement. All the SCPs have an implicit 6% earnings rate. The SCPs vest five years after inception of the agreement, except for the agreements for Mr. Wacknitz. On a change of control, the SCPs for Mr. Wacknitz, Mr. Mohr and Mr. Pitcher have a lump sum payment of (1) the split dollar value before retirement or (2) the accrual balance after retirement.

Benefits Generally Available to All Employees and Other Perquisites. Neither the bank nor our company maintains a defined benefit or actuarial plan providing retirement benefits for officers or employees based on actual or average final compensation. Our bank provides certain perquisites to executive officers which have been identified in the narrative notes to the Summary Compensation Table. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, long-term disability and accidental death and dismemberment insurance as well as our 401(k) and ESOP plan.

Accounting and Tax Treatment. Our company has adopted the accounting rules which require us to expense the costs of stock-based compensation in our financial statements. As such, we began recording stock-based compensation expense in the income statement in the 1st quarter of 2006 for all stock-based awards vesting after December 31, 2005. The fair value of each award is estimated on the date of grant, using the Black-Scholes option pricing model. Once the fair value of each award is determined, it is expensed in the income statement over the vesting period. The expense is associated with all options, whether they are for executives, nonexecutives or directors. The expense is non-cash, with an offsetting credit to capital.

The qualifying compensation regulations issued by the Internal Revenue Service under Internal Revenue Code Section 162(m) provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration exceeds $1.0 million for the applicable taxable year, unless specified conditions are satisfied. Salary and bonus amounts deferred by executives are not subject to Section 162(m). Currently, remuneration is not expected to exceed $1.0 million for any employee except Mr. Wacknitz. We believe that the cash compensation payable in excess of this amount for the named executive officers will not result in any material loss of tax deduction. Therefore, we do not expect that compensation will be affected materially by the qualifying compensation regulations.

Summary Compensation Table - 2006

The following table shows the compensation paid by our bank for the fiscal year ended December 31, 2006 to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers (our named executive officers) as of December 31, 2006. For a more complete understanding of the table, please read the narrative disclosures that follow the table:

A	B	C	D	E	F	G	H
Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in SCP Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert R. Flores, Jr. EVP/SBA Nat'l Sales Mgr.	2006	213,497	39,467	669,610	35,656	9,400	967,630
William H. McGaughey SEVP/Dir. Finance & SBA	2006	210,000	42,267	428,747	22,791	10,880	714,685
Donald A. Pitcher EVP/CFO	2006	165,000	58,964	105,000	47,220	23,705	399,889
Thomas M. Shepherd SEVP/Chief Credit Officer	2006	207,500	28,415	120,000	22,455	12,991	391,361
Stephen H. Wacknitz CEO/Pres/Chairman	2006	400,000	148,438	1,566,556	399,043	116,064	2,630,101

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the named executive officers for fiscal 2006, including salary deferred under non-qualified deferred compensation plans.

Stock Awards (Column D)

The amounts reflected in column D represent the dollar amount of stock option awards recognized for each of the named executive officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment, (FAS 123R) for fiscal 2006. Under FAS 123R, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based upon the assumptions noted in the following table. The expected life of an option is determined using historical data. Prior to 2006, expected volatility was based on a one-year weekly historical volatility rate. Starting in 2006, expected volatility represents a four-year daily historical average volatility rate. The risk-free rate is based on the U.S. Treasury yield curve associated with the expected option life in effect at the time of grant.

Black-Scholes Assumptions

	2006	2005	2004	2003	2002
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%
Expected volatility	29.29%	24.30%	27.90%	22.90%	40.30%
Risk free interest rates	4.39%	4.36%	3.61%	3.00%	3.75%
Expected option life	4 yrs	5 yrs	5 yrs	5 yrs	3 yrs
Weighted-average fair value per share	$ 7.06	$ 5.90	$ 5.07	$ 3.01	$ 1.68

The fair value of stock option awards is expensed over the vesting period, which for ISOs is three years and for NQSOs, the vesting is immediate upon grant. For all of the named executive officers, the three year vesting period applies except with respect to 15,000 options granted to Mr. Wacknitz in 2006 which vested immediately. Therefore, the 2006 compensation costs recognized for all of the named executive officers includes compensation expenses related to option grants from years prior to 2006. None of the named executive officers forfeited any stock option awards in 2006.

Determination of stock awards and certain terms and conditions of the stock options are described in the section entitled “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement.

Non-Equity Incentive Plan Compensation (Column E)

The amounts reported in column E represent the aggregate dollar value for each of the named executive officers of the annual performance bonus for fiscal 2006. The amount for Mr. Flores is commission based on loan production and was paid monthly. The annual performance bonuses were either previously approved as established percentages of certain performance factors or allocated from an approximately 10% of net income before taxes and the bonus accrual bonus pool, as recommended by the Executive Officer Compensation Committee and approved by at least a majority of our Board of Directors, with our CEO not participating with respect to his portion. The bonus payments for 2006 were paid in February 2007. The established performance ratios and the bonus pool are discussed in more detail in the section entitled “Compensation Discussion and Analysis” beginning on page 15.

Change in SCP Value and Non-Qualified Deferred Compensation Earnings (Column F)

The amounts representing change in SCP value reported in column F were generated by the combination of increases in the accrued SCP benefit and earnings on non-qualified deferred compensation. Accrued SCP benefits for each of the named executive officers were calculated based on the annual retirement payment, number of years until retirement, and the number of years of retirement payments. The discount rate used to calculate present values was 6.00% as of fiscal year-end 2006.

All Other Compensation (Column G)

The amounts reported in column G represent the aggregate dollar amount for personal use of bank-owned automobile, payment for unused vacation, our contributions to the 401(k) plan, employer payments of life insurance premiums and the value of the split dollar BOLI benefit. The following table shows the specific amounts included in column H of the Summary Compensation Table for fiscal 2006.

	All Other Compensation
Name	Use of Bank-owned Auto ($)	Paid Vacation Pay ($)	Employer 401K Match ($) (2)	Company-Paid Life Insurance Premiums ($)	Split Dollar Value of BOLI ($)	Total ($) (1)
Robert R. Flores, Jr.	7,017	-	1,602	-	781	9,400
William H. McGaughey	3,619	-	6,600	-	661	10,880
Donald A. Pitcher	8,777	5,231	6,600	-	3,097	23,705
Thomas M. Shepherd	4,718	-	6,600	-	1,673	12,991
Stephen H. Wacknitz	3,724	44,616	6,600	7,750	53,374	116,064

(1)	Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. All the amounts required to be reported are contained in the tables in this report. Salary includes amounts that are deferred and reported in the Non-Qualified Deferred Compensation Table.
(2)	Our 401(k) plan provides a matching contribution of 100% up to 3% of base salary for employees. Base salary covered under this plan is limited by the IRS (to $220,000 in 2006). The maximum employer match for 2006 for any one employee was $6,600.

Total Compensation (Column H)

The amounts reported in column H are the sum of columns C through G for each of the named executive officers. All compensation amounts reported in column H include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about estimated payouts under non-equity incentive plans and option awards made to each named executive officer for 2006. For a complete understanding of the table, please read the narrative disclosures that follow the table.
	A Non-Equity Incentive Plan Awards			B Option Awards
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)	Total Grant Date Fair Value of Stock Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)
Current
J. W. McGaughey	428,747 (1)	-	-	-	-	-	-
D. Pitcher	105,000 (2)	-	-	-	-	-	-
T. Shepherd	120,000 (2)	-	-	5,000	22.19	22.19	6,977
S. Wacknitz	1,566,556 (3)	-	-	15,000	18.86	22.19	118,530
Former
R. Flores, Jr.	669,610 (4)	-	-	-	-	-	-
                        (1) 1.5% of our company's net income before taxes
                (2) Discretionary
                (3) 5% of our company's net income before taxes and bonus accrual
                (4) Commissions on loan production paid monthly

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns under A)

The threshold column reflects the actual amount paid in February 2007 for bonus amounts earned in 2006. We do not estimate the ranges of payouts under our annual bonus plans, as described in the section titled "Cash Incentive Bonuses under Incentive Bonus Pool and SBA Programs" in the Compensation Discussion and Analysis.

Option Awards (Columns under B)

The 5th and 6th columns report the number of shares of common stock underlying options granted in 2006 and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of the company's common stock on the date of grant except that options for S. Wacknitz were 85% of the closing price on the date of grant. Finally, the 7th column reports the aggregate FAS 123R value of all awards made in 2006. Unlike the Summary Compensation Table, the values reported here are not apportioned over the service or vesting period. The stock options granted to the named executive officers in 2006 have ten-year terms and vest in equal increments on each of the first, second and third anniversaries of the date of the grant except that options for S. Wacknitz vested immediately. These stock options have no express performance criteria other than continued employment or service on the board. However, options have an implicit performance criterion because they have no value to the executive (except those granted at less than market value) unless and until our company's stock price exceeds the exercise price.

Employment Agreements. Our bank entered into an employment agreement with Mr. Wacknitz ("Wacknitz Agreement") effective as of January 1, 2003. Under the Wacknitz Agreement, the initial annual base salary is $210,000, which may be increased in the discretion of our Board of Directors. Mr. Wacknitz’ base salary for 2006 was $400,000 and for 2007 it will be $500,000. In addition, the Wacknitz Agreement provides for six weeks of vacation, the use of a bank-owned and maintained automobile, group medical benefits and term life insurance benefits equal to at least $250,000. If available generally under the plans of our bank, Mr. Wacknitz is entitled to receive medical and other benefits until death. Such benefits currently are not available under our existing plans. Further, Mr. Wacknitz is entitled to receive a bonus of 5% of profits before taxes and bonus accrual of the company if certain performance standards are met, provided, however, at the request of Mr. Wacknitz, beginning for 2007 and thereafter, the bonus percentage has been reduced to 4%. If terminated within one year before or after a change of control, without cause, or if Mr. Wacknitz terminates for good reason, Mr. Wacknitz will be entitled to receive the greater of one year of base salary plus bonus, as though a full year had lapsed, or two years of base salary. Unvested options will accelerate and vest upon a change of control.

Our bank entered into an employment agreement with Mr. Flores ("Flores Agreement") effective January 27, 2005. Under the Flores Agreement, the initial base salary was $180,000. Mr. Flores received, under the terms of the Flores Agreement, a 20,000 share stock option. At the time of termination: Mr. Flores had 6,666 shares vested under his option and he has 90 days from the termination date to exercise such options; and he received $90,000 payable over six months.

Our bank entered into an employment agreement with Mr. McGaughey ("McGaughey Agreement") effective November 29, 2004. Upon employment commencement, Mr. McGaughey received $75,000 payable over five months. Under the McGaughey Agreement, the initial base salary is $200,000, which may be increased in the discretion of our Board of Directors, upon the recommendation of the Executive Officer Compensation Committee. For 2006, Mr. McGaughey's base salary was $210,000 and for 2007, it will be $220,000. In addition, the McGaughey Agreement provides for four weeks of vacation, the use of a bank-owned and maintained automobile, group medical benefits and participation in the bank's 401(k) plan. All of Mr. McGaughey's unvested options will accelerate and vest upon a change of control. If Mr. McGaughey is terminated without cause or within six months of a change of control, he would be entitled to receive one year's base salary paid over 12 months.

Our bank entered into an employment agreement with Mr. Pitcher ("Pitcher Agreement") effective December 4, 2006. Under the Pitcher Agreement, the initial base salary is $170,000, which may be increased in the discretion of our Board of Directors, upon the recommendation of the Executive Officer Compensation Committee. For 2007, Mr. Pitcher's base salary is $180,000. In addition, the Pitcher Agreement provides for the use of a bank-owned and maintained automobile, group medical benefits and participation in our bank's other benefit plans. All of Mr. Pitcher's unvested options will accelerate and vest upon a change of control. If Mr. Pitcher is terminated without cause or within six months of a change of control, he would be entitled to receive 12 months of base salary, a bonus amount equal to the amount of his last bonus and medical and dental benefits for 12 months.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2006

The following table sets forth certain information with respect to the named executive officer officers concerning options outstanding as of December 31, 2006.

Name	Unexercised # That Are Exercisable	Unexercised # That Are Unexercisable	Option Exercise Price ($)	Option Expiration Date
R. Flores, Jr.	6,666	13,334	17.3000	03/30/2015
W. McGaughey	1,666	3,334	22.7500	11/16/2015
W. McGaughey	13,332	6,668	18.0000	12/22/2014
D. Pitcher	10,000	-	11.0000	11/17/2013
D. Pitcher	10,000	5,000	15.2500	07/06/2014
D. Pitcher	1,666	3,334	19.7500	06/22/2015
T. Shepherd	40,000	-	3.9375	09/15/2008
T. Shepherd	6,668	-	3.4750	07/18/2011
T. Shepherd	10,000	-	11.0000	11/17/2013
T. Shepherd	6,666	3,334	15.2500	07/06/2014
T. Shepherd	1,666	3,334	19.7500	06/22/2015
T. Shepherd	-	5,000	22.1900	02/01/2016
S. Wacknitz	40,000	-	2.3375	03/18/2008
S. Wacknitz	29,600	-	2.8438	03/18/2008
S. Wacknitz	40,000	-	3.4000	01/20/2019
S. Wacknitz	20,000	-	2.7625	02/16/2010
S. Wacknitz	20,000	-	2.3375	10/26/2010
S. Wacknitz	20,000	-	2.6150	06/20/2011
S. Wacknitz	20,000	-	9.3500	11/19/2013
S. Wacknitz	-	31,722	15.2500	07/06/2014
S. Wacknitz	10,000	-	12.9625	07/06/2014
S. Wacknitz	10,000	-	16.7875	06/22/2015
S. Wacknitz	51,000	-	18.8600	02/01/2016

  OPTION EXERCISES (2006)

The following table provides information concerning the exercises of stock options during fiscal year 2006 on an aggregated basis for each of the named executive officers.
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
R. Flores, Jr.	-	-
W. McGaughey	-	-
D. Pitcher	37,000	653,425
T. Shepherd	-	-
S. Wacknitz	69,508	1,358,547

  NONQUALIFIED DEFERRED COMPENSATION (2006)

We have entered into individual deferred compensation agreements with various members of our executive team. Our bank has two deferred compensation plans. Participation in the deferred compensation plans is limited to executives with the position of executive vice president or above.

The original Temecula Valley Bank deferred compensation plan offers an earnings rate of 10% on the outstanding balance of deferred compensation and earnings. The plan is closed to new participants. The four participants in the plan are Messrs. Wacknitz, Ivory, Matteson and Plourd.

The second deferred compensation plan is administrated by the Principal Group. On June 28, 2006, our bank adopted the Executive Nonqualified Excess Plan (the “Executive Nonqualified Plan”) and related documents. The Executive Nonqualified Plan is an unfunded, nonqualified deferred compensation plan intended to comply with the requirements of Section 409A of the Internal Revenue Code and regulations promulgated thereunder, and will apply to amounts deferred after January 1, 2005, and to amounts deferred under the terms of any predecessor plan which were not earned and vested before January 1, 2005. The purpose of the Executive Nonqualified Plan is to encourage selected key managerial employees to maintain their employment with the bank by providing retirements benefits for them, and pre-retirement death benefits for their survivors. The key managerial employees of our bank eligible to participate in the Executive Nonqualified Plan are determined in the sole discretion of the Board of Directors. The plan started July 1, 2006. As of December 31, 2006, the only participants were Messrs. Flores, McDougal and McGaughey.

For both plans, all deferred compensation and earnings on these funds are kept at our bank. The earnings are expensed by our bank as incurred.

The following table provides information with respect to our bank's defined compensation deferral plans for each of the named executive officers for 2006. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F
Name	Executive Contributions ($)	Employer Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals ($)	Aggregate Balance at Year End ($)
R. Flores, Jr.	33,497	-	158	-	33,655
W. McGaughey	2,625	-	48	-	2,673
D. Pitcher	-	-	-	-	-
T. Shepherd	-	-	-	-	-
S. Wacknitz	125,000	-	19,978	-	276,187

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in column B include amounts deferred in the last fiscal year under the two compensation plans.

Employer Contributions in Last Fiscal Year (Column C)

The amounts reported in column C include our contributions to each of the named executive officer’s Deferred Compensation Plan account. These amounts are also included in column C of the Summary Compensation Table for 2006. These plans do not contain provisions for employer contributions.

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in column D include earnings on the deferred compensation plans. These amounts are also included in column F of the Summary Compensation Table for 2006.

Aggregate Balance at Last Fiscal Year-End (Column F)

The amounts reported in column F include the full balance at December 31, 2006. Includes prior year(s) deferrals and earnings.

Under the Executive Non-Qualified Deferral Program, certain executives are eligible to defer up to 100% of base salary and 100% of performance bonus. Distribution of amounts are payable in lump sum for death, disability, change of control and separation from service other than retirement. On retirement, the payments may be lump sum or annual installments up to ten years.

No withdrawals or distributions were made to any of the named executive officers under either of our non-qualified deferred compensation plans in 2006.

Change of Control/Severance Table. Change of control/severance arrangements are provided for our executives, if at all, in their individual employment agreement with our bank and are generally part of the negotiation process utilized in order to employ and retain talented individuals. See specific employment agreement terms of our named executive officers beginning on page 22 and a table that estimates the change of control benefits which follows. This illustration is based on a hypothetical change of control of our company occurring on December 31, 2006 and the assumption that each executive's employment terminates on that date. The purpose of this table is to provide a means to estimate the value of the executives' contract rights - summarized elsewhere in this proxy statement - that arise or that are enhanced because of a change of control. For example, the table does not take account of the premium price likely payable by an acquirer for the stock held by our shareholders, including the substantial number of shares of our company's common stock held by the named executive officers. Like other shareholders, the named executive officer officers would profit from sale of their shares to an acquirer at a premium. However, that is a potential benefit shared equally by all shareholders and, therefore, the potential value of that premium is not taken into account in the table. For the same reason, the table does not take account of the value of stock options that are fully vested and exercisable. Although the vested options would be more valuable if a change of control premium yields an increase in the value of the company's shares, the change of control itself does not affect the contract rights associated with the stock options because those options have already become fully vested. The table does, however, include the value of stock options that become vested on an accelerated basis because of the change of control, with value measured as the difference between the option exercise price and the hypothetical change of control price, also known as the spread value. Consistent with SEC disclosure rules, the hypothetical change of control price is the closing price of our company stock on the last trading day of 2006, which was $23.50 on December 29, 2006.

Name	Lump Sum Cash Payment under the Employment Agreement($)	Estimated Present Value of Continued Life, Health and Disability Benefits, Continuing for 24 Months or Longer after Employment Termination under the Terms of the Employment Agreement	Spread Value of Options that become Vested and Exercisable on an Accelerated Basis because of the Change Of Control	Change Of Control Benefit under the Executive Deferred Compensation Agreement (1)
R. Flores, Jr.	-	-	82,671	33,655
W. McGaughey	210,000	-	39,175	2,673
D. Pitcher	290,000	-	53,753	-
T. Shepherd	-	-	-	-
S. Wacknitz	2,004,400	-	261,707	276,187

                    (1)  Lump sum payment of deferred compensation and related earnings.

The spread value of options is positive because the exercise price of the options is lower than the hypothetical change of control price of $23.50, the year-end closing price.

The table also does not take into account the impact of federal, state and local taxes imposed on executives' change of control benefits, which could significantly reduce the executives' benefits. In addition to ordinary income taxes, a 20% excise tax would be imposed by Internal Revenue Code Section 4999 on any executive whose aggregate change of control benefits equal or exceed three times the five-year average of his or her taxable compensation. If the excise tax is imposed, it is imposed on all change of control benefits exceeding the executive's five-year average taxable compensation. Under Internal Revenue Code Section 280G, the employer also forfeits its compensation deduction for benefits on which the Section 4999 excise tax is imposed.

  DIRECTOR COMPENSATION

The following table provides information concerning the compensation of our company's and our bank's non-employee directors for 2006. Mr. Wacknitz is the only employee-director and the fees he received as a director are disclosed in the Summary Compensation Table beginning on page 18.

Name	Fees Earned or Paid in Cash ($)	Option Awards (#)	All Other Compensation ($)	Total ($)
Steven W. Aichle (1)(2)(3)	28,950	5,000	-	28,950
Robert P. Beck (1)(2)(3)	28,950	5,000	-	28,950
Neil M. Cleveland (4)	24,850	5,000	-	24,850
George Cossolias (1)(2)(3)	24,850	5,000	-	24,850
Luther J. Mohr	24,850	5,000	-	24,850
Richard W. Wright (1)(2)(3)	24,850	5,000	-	24,850

        (1) Member, Audit Committee
        (2) Member, Executive Officer Compensation Committee
        (3) Member, Nominating Committee
        (4) Member, Directors' Loan Committee

The aggregate number of stock options outstanding for each non-employee as of December 31, 2006 is indicated in the table below. No compensation costs for financial reporting purposes were recognized in prior years for options granted before 2006. The expense recognized in 2006 with respect to options granted in 2006 was $237,060.
Name	Options (#)
Steven W. Aichle	146,238
Robert P. Beck	11,000
Neil M. Cleveland	134,000
George Cossolias	8,000
Luther J. Mohr	155,000
Richard W. Wright	115,000

In January 2006, each director received a monthly fee of $1,500 and, in February 2006, the fee was increased to $1,750. For 2007, the monthly fee was increased to $1,850. The Audit Committee members received $250 per month for services on this committee for January 2006 and this amount was increased to $350 per month effective February 2, 2006 and to $400 effective January 2007. The directors’ loan committee members received $250 for the month of January 2006 and this amount was increased to $350 per month effective February 2, 2006. For 2007, the fee was increased to $400.

In February 2006, each director was granted an option to purchase 5,000 shares of common stock, and Mr. Wacknitz received an option to purchase 15,000 shares. These options were NQSOs, vested immediately and were granted at 85% of fair market value. In order to comply with Section 409A with respect to these options, our company may reissue these options at fair market value and reimburse the directors the lost advantage in 2007 or later, or, in the alternative, take no action now and reimburse the directors for the excess taxes and penalties they will incur on the discounted portion in 2007 or later. In either event, the cost to our company will not exceed approximately $31,469.

 Additional Arrangements

Our company pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or education meetings.

Compensation Committee Interlocks and Insider Participation

Messrs. Wacknitz and Mohr are members of the Board of Directors and are current or former officers of our company. Mr. Mohr retired from his officer positions on April 1, 2005. Messrs. Wacknitz and Mohr do not participate in discussions of the Board relating to their respective performance or compensation and are not members of the Executive Officer Compensation Committee although they do participate in making recommendations to the committee concerning performance and compensation. None of the other members of the Board serves or has served as an officer or employee of our company or our bank. All members of the Board have engaged in loan transactions with our bank except Mr. Wacknitz and Mr. Mohr. All such loans were made in the ordinary course of business of our bank. No other relationship required to be reported under the rules promulgated by the SEC exists with respect to the Board members acting in lieu of a Compensation Committee.

Compensation Committee Report

The Executive Officer Compensation Committee evaluates and makes recommendations concerning compensation of executive officers. Management has the primary responsibility for our financial statements and reporting processes, including the disclosure of executive compensation. With this in mind, we have received and discussed with management the Compensation Discussion and Analysis found on pages 14 to 20 of this report. The Executive Officer Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent and actions of the committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our company's annual report on Form 10-K for fiscal year ended December 31, 2006.

Respectfully submitted by the members of our Executive Officer Compensation Committee:

Steven W. Aichle	Robert P. Beck	George Cossolias	Richard W. Wright
(Chairman)

OTHER MATTERS
Lack of Incorporation of Certain Information

The Report of the Audit Committee, the Compensation Committee Report and the assertion of independence of audit committee members, reported to you in this Proxy Statement, are not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate that information by reference, and are not otherwise deemed filed under those acts.

Director/Executive Officer Family Relationships

There are no family relationships between any directors and any executive officers of our company or the bank.

Transactions with Related Persons

There have been no transactions, or series of similar transactions, during 2006, or any currently proposed transaction, or series of similar transactions, to which our company or the bank was or is to be a party, in which the amount involved exceeded or is expected to exceed $120,000 and in which any director (or nominee for director) of our company, executive officer of our company or the bank, any shareholder owning of record or beneficially 5% or more of our common stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest except: (i) as otherwise disclosed in this proxy statement and (ii) on November 21, 2006, the following directors and executive officers and our ESOP purchased the number of shares of common stock next to such person named at the market value of each share of $21.31 in a private placement of our common stock that raised, in the aggregate, $26,758,972, before expenses:

Investor	Position with the Bank	Number of Shares Purchased	Amount ($)
Steven W. Aichle	Director	4,692	99,987
James W. Andrews	Executive Officer	1,173	24,997
Frank Basirico Jr.	Executive Officer	4,692	99,987
Robert P. Beck	Director	2,815	59,988
George Cossolias	Director	4,692	99,987
Robert R. Flores, Jr.	Former Executive Officer	2,346	49,993
William H. McGaughey	Executive Officer	2,346	49,993
Donald A. Pitcher	Executive Officer	4,880	103,993
Martin E. Plourd	Executive Officer	4,692	99,987
Donald L. Schempp	Executive Officer	2,290	48,800
Thomas M. Shepherd	Executive Officer	1,173	24,997
Stephen H. Wacknitz	Director/Executive Officer	5,000	106,550
Richard W. Wright	Director	2,346	49,993
ESOP	Employee Stock Ownership Plan	7,038	149,980

Review, Approval or Ratification of Transactions with Related Persons

With respect to the related party transactions described in item (ii) above, our audit committee is responsible for reviewing and, if appropriate, approving all related party transactions. Pursuant to our Directors and Officers Policy, which is available at our Investor Relations tab at www.temvalbank.com, our audit committee is responsible for reviewing related party transactions and a related party is one who can exercise control or significant influence over us to the extent that either the related party or our company may be prevented from pursuing its own separate interest. Each transaction is reviewed on a case-by-case basis.

With respect to the related party transactions generally described under "Indebtedness of Management" below, our bank's lending policies, as well as the laws and regulations applicable to us and the bank, require that loans to executive officers and directors generally are approved in advance by a majority of the Board members with the interested party abstaining from the vote, meet certain credit quality standards and do not exceed certain dollar limits applicable to certain extensions of credit.

Indebtedness of Management

The bank has had, and expects in the future to have, banking transactions in the ordinary course of its business with many of the bank's and our company’s directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 2006 such banking transactions were entered into and made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of the bank and our company are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, and other federal and state laws and regulations.

  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  FEES AND SERVICES

We selected the independent registered public accounting firm of Crowe Chizek and Company, LLC ("Crowe Chizek") for the 2006 fiscal year.

Crowe Chizek's audit services include the annual audit examination, limited reviews of unaudited quarterly financial data, assistance in filings with various regulatory authorities, aid with the annual report to shareholders and the provision of information regarding accounting principles and practices followed by the bank and our company in preparing its financial statements.

Audit Fees; Auditors to be Present

Fees incurred through the record date for services provided by our company’s independent registered public accounting firms for these periods were:
	2006		2005
	Crowe	Vavrinek	Crowe	Vavrinek
Audit Fees	$358,830	$-	$72,000	$1,200
Tax Fees	26,425	-	-	-
All Other Fees	75,000	11,400	-	-
Total Fees	$460,255	$11,400	$72,000	$1,200

The audit fees include fees for Sarbanes-Oxley related items. All other fees were the costs associated with the review of the offering materials in connection with our private placement of common stock effected November 21, 2006 and the related review of the Form-S-3 registration statement.

The Audit Committee previously adopted an Audit and Non-Audit Services Pre-Approval Policy for pre-approval of engagements for audit, audit-related and non-audit services by the independent registered public accounting firms. The policy requires that all audit services, audit-related services and tax services to be performed by the independent registered public accounting firms be pre-approved by the Audit Committee. Under the policy, unless a type of service has received general pre-approval, any such service will require specific approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

Representatives of Crow Chizek will be present at the annual meeting and representatives will have the opportunity to make a statement and to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our company and bank directors and executive officers, and holders of more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of any equity securities of our company registered pursuant to Section 12 of the Exchange Act. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, we believe that, during 2006, all Section 16 filing requirements were met except that two Form 3s for James Andrews and Robert Flores was inadvertently late filed on March 13, 2006.

  ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC are accessible through our website by way of a hyperlink to the SEC website. Additional shareholder information is available free of charge on our website: www.temvalbank.com. We post our annual reports to our website as soon as reasonably practicable after filing them with the SEC. None of the information on or hyperlinked from our website is incorporated into this proxy statement.

ADDITIONAL MATTERS AT THE MEETING

Our Board of Directors has no knowledge of any other matter that may come before the meeting, and does not intend to present any other matters. However, if any other matters shall come before the meeting or any adjournment or postponement thereof (including the election of any one or more substitutes for any of the foregoing nominees who are unable to, or for good reason will not, serve on our Board of Directors), the persons named as proxy holders will have the discretion and authority to vote the shares represented by a proxy in accordance with their best judgment except as otherwise described in this proxy statement under "Questions and Answers About the Meeting."

  ANNUAL REPORT

We have enclosed with this proxy statement our annual report on Form 10-K for 2006 along with the opinion of Crowe Chizek and Company, LLC, the independent registered public accounting firm engaged by us.

Upon written request by any person entitled to vote at the meeting, addressed to Donald A. Pitcher, Secretary of our company, at 27710 Jefferson Avenue, Suite A100, Temecula, CA 92590, we will provide, without charge, a copy of our 2006 annual report on Form 10-K, including the financial statements and the schedule thereto filed with the SEC pursuant to the Exchange Act.

By Order of the Board of Directors

Donald A. Pitcher
 Secretary

Temecula, California
April 18, 2007

  PROXY CARD
REVOCABLE PROXY — TEMECULA VALLEY BANCORP INC.
ANNUAL MEETING OF SHAREHOLDERS — MAY 22, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Temecula Valley Bancorp Inc. (the "Company") hereby constitutes and appoints Dr. Steven W. Aichle and Mr. Neil M. Cleveland and each of them, with power to appoint their respective substitutes, as attorney and proxy to appear, attend and vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the main offices of the Company, 27710 Jefferson Avenue, Suite A100, Temecula, California on Tuesday, May 22, 2007 at 6:00 p.m. local time, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. The Board of Directors of the Company recommends a vote "FOR ALL NOMINEES" on the proposal herein.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL INDICATED AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS. ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED IN CONNECTION WITH THE ACTIONS PROPOSED ON THIS PROXY ARE HEREBY EXPRESSLY REVOKED. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY ISSUANCE OF A SUBSEQUENT PROXY OR BY VOTING AT THE ANNUAL MEETING IN PERSON.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Vote by Internet, Telephone or Mail
24 Hours a Day - 7 Days a Week
Your Internet or Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL
 www.proxyvoting.com/tmcv
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
	1-888-426-7035	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by Telephone
you do NOT need to mail back your proxy card.

FOLD AND DETACH HERE
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Please date, sign and mail
your proxy card in the envelope
provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES"
IN THE ELECTION OF DIRECTORS.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X].

1.	Election of Directors. To elect the following seven (7) persons to the Board of Directors of the Company to serve until the next annual meeting and until their successors are elected and qualified:

[ ] FOR ALL NOMINEES		NOMINEES:
	[]	01. Steven W. Aichle
[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES	[]	02. Robert P. Beck
	[]	03. Neil M. Cleveland
[ ] FOR ALL EXCEPT (see instructions below)	[]	04. George Cossolias
	[]	05. Luther J. Mohr
	[]	06. Stephen H. Wacknitz
	[]	07. Richard W. Wright

Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:  ●

IF THE UNDERSIGNED SHAREHOLDER WISHES TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, THE UNDERSIGNED MUST APPEAR AND VOTE IN PERSON AT THE 2007 ANNUAL MEETING. IF ANY SHAREHOLDER GIVES PROPER NOTICE AT THE 2007 ANNUAL MEETING OF HIS OR HER INTENTION TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, THE PROXY HOLDER WILL HAVE THE FULL DISCRETION AND AUTHORITY TO VOTE CUMULATIVELY EXCEPT TO THE EXTENT DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature(s)
I (We) will [] will not [] attend the Annual Meeting in person.

NOTE: Please sign exactly as your name or names appear on this Proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.